EXHIBIT 99.2

TO:	Directors and Executive Officers

DATE:	March 30, 2007

SUBJECT:	Notice of Imposition of Blackout Period Pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”)

Over the next few weeks BE Aerospace, Inc. (the “Company”) will be transitioning the recordkeeping services in the BE Aerospace, Inc. Hourly Tax Sheltered Plan and the BE Aerospace, Inc. Savings Plan (the “Plans”). The current recordkeeper was acquired by a company that has decided to discontinue this line of business. As a result of these changes, participants in the Plans temporarily will be unable to direct or diversify investments in their accounts under the Plans, change their future contributions or investment elections, obtain a loan from the Plans, or obtain a distribution from their accounts under the Plans. This period, during which participants in the Plans will be unable to exercise these rights otherwise available to participants under the Plans, is called a “blackout period”. The blackout period for the Plans is expected to begin on Friday, April 27, 2007 after 4 p.m. eastern time and end on Wednesday, May 2, 2007. However, the blackout period could be extended if the new recordkeeper encounters difficulties in transferring Plan records. During this period, you can determine whether the blackout period has started or ended by contacting Diane Niland, the administrator of the Plans, by telephone at (860) 267-8639 or by mail at 1400 Corporate Center Way, Wellington, FL 33414.

Section 306(a) of Sarbanes-Oxley requires that, during the blackout period, all executive officers and directors of the Company be prohibited from trading in all Company equity securities (“Service Securities”) acquired by them in connection with their service and/or employment with the Company in such capacities. As a result, during the blackout period, you will not be able to, directly or indirectly, acquire, dispose of or transfer any Service Securities, subject to certain limited exceptions. To determine whether an exception applies to a transaction by you in Service Securities, you must contact Jeff Moriarity at 561-791-5000 (x1408) or by mail at 1400 Corporate Center Way, Wellington, FL 33414.

Please note that only your Service Securities will be affected by this blackout period. You will remain able to acquire, dispose of or transfer any Company equity securities that do not qualify as Service Securities to the extent that you are not prohibited from doing so under any Company policy (for example, the Company’s insider trading policy). Prior to effecting any acquisition, disposition or transfer of Company equity securities during the blackout period, you should confirm with the Jeff Moriarity that such transaction is permissible.

If you have any questions concerning this notice, you should contact Jeff Moriarity.

BE Aerospace, Inc.

By:	/s/ Jeff Moriarty
	Name:	Jeff Moriarity
	Title:	Vice President of Law and General Counsel